EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Ownership	State of Incorporation

Western Telephone Company	100%	Minnesota
Peoples Telephone Company	100%	Iowa
New Ulm Phonery, Inc.	100%	Minnesota
New Ulm Cellular #9, Inc.	100%	Minnesota
New Ulm Long Distance, Inc.	100%	Minnesota
Hector Communications Corporation	33.3%	Minnesota
Hutchinson Telephone Company	100%	Minnesota
Hutchinson Telecommunication, Inc.	100% owned by Hutchinson Telephone Company	Minnesota

The financial statements of all subsidiaries, other that Hutchinson Telephone Company (and its subsidiary Hutchinson Telecommunication, Inc.) which was acquired on January 4, 2008, are included on the consolidated financial statements of New Ulm Telecom, Inc. in this Form 10-K.

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